Exhibit 3.59

CERTIFICATE OF INCORPORATION

OF A PRIVATE LIMITED COMPANY

Company No. 181461

The Registrar of Companies for Scotland hereby certifies that

LLOYD HELICOPTER SERVICES LIMITED

is this day incorporated under the Companies Act 1985 as a private company and that the company is limited.

Given at Companies House, Edinburgh, the 12th December 1997

Registrar Of Companies

MEMORANDUM OF ASSOCIATION

of

LLOYD HELICOPTER SERVICES LIMITED

DUNDAS & WILSON CS

Solicitors

Madeleine Smith House 6/7 Blythswood Square Glasgow G2 4AD	Saltire Court 2Q Castle Terrace EDINBURGH EH1 2EN

Tel: 0141 221 9880 Fax: 0141 221 9804	Tel: 0131 228 8000 Fax: 0131 228 8888

COMPANIES ACT 1985

COMPANY LIMITED BY SHARES

MEMORANDUM OF ASSOCIATION

of

LLOYD HELICOPTER SERVICES LIMITED

(the “Company”)

1.	The name of the Company is Lloyd Helicopter Services Limited.

2.	The registered office of the Company will be situate in Scotland.

3.	The objects for which the Company will be established are:-

3.1	To carry on business as a general commercial company; to carry on for profit, directly or indirectly, whether by itself or through subsidiary, associated or allied companies or firms in the United Kingdom or elsewhere any trade, business, undertaking, project or enterprise of any description whether of a private or public character and all or any activities connected therewith or ancillary or complementary thereto.

3.2	To promote the interests of any company which is for the time being a subsidiary, associated or holding company of the Company or a subsidiary or associated company of any such holding company in any manner whatsoever, and in particular by paying or discharging the liabilities thereof or giving any undertaking to do so, by giving any indemnity or guarantee in respect of such liabilities and by giving any security or charge for any such indemnity or guarantee or for the payment of money or performance of obligations by any such company, either with or without consideration and whether or not any benefit flows to the Company other than the promotion of such interests as aforesaid, to the intent that the promotion of the interests of any such company shall be an object and not a power of the Company.

3.3	To acquire any shares, stocks, debentures, debenture stocks, bonds, obligations, securities by any government, sovereign ruler, commissioners, trust, public body or other authority, supreme, municipal, local or otherwise, whether at home or abroad.

3.4	To acquire any such shares, stocks, and others beforementioned by subscription, syndicate, participation, underwriting, tender, purchase, exchange, or otherwise and to subscribe for the same, either conditionally or otherwise, and to guarantee or underwrite the subscription thereof, and to exercise and enforce all rights and powers conferred by or incident to the ownership thereof.

3.5	To sell, exchange, or otherwise dispose of, deal with, or turn to account, any of the shares, stocks, and others acquired or agreed to be acquired, and generally to vary the securities and investments of the Company from time to time.

3.6	To lend money with or without security to any parties and on such terms as may seem expedient or to make advances upon investments, to negotiate loans, to offer for public subscription or otherwise, and to assist in placing any investments and generally to advance and lend money and assets of all kinds.

3.7	To undertake and execute any trusts which the Company may think it expedient to undertake; and to act as agents, managers, secretaries, registrars, executors, factors or liquidators.

3.8	To guarantee or become liable for the payment of money or for the performance of any obligations and generally to transact all kinds of guarantee business; and to undertake obligations of every kind and description upon such terms as the Company or its directors may consider desirable, and by mortgage, charge or lien upon all or any of the property or assets of the Company (both present and future) to secure and guarantee the performance by the Company or any other company of any obligation undertaken by the Company or any other company as the case may be.

3.9	To receive money on deposit, loan or otherwise, upon such terms as the Company may approve; and to carry on business as bankers and financiers and to undertake and carry out all such deals and transactions as any individual may lawfully undertake and carry out.

3.10	To purchase, feu, take on lease or in exchange or by other means acquire and hold any feudal, freehold, leasehold or other property or lands, tenements and hereditaments and any rights, privileges, servitudes and easements over or in respect of any property, and to manage, maintain, improve, develop and turn the same to account, to expend money in maintaining, improving or adding to the marketable value of same or in the demolition of buildings and other erections thereon, or in the erection thereon of buildings of such a nature and for such purposes as to the directors may seem proper, and to sell, feu, sub-divide, let or otherwise dispose of, or deal with, all or any part of any such property or rights.

3.11	To purchase, take on lease, acquire and use for any purposes of the Company, any machinery, stock-in-trade and other property, rights, privileges and interests (including letters patent, licences, copyrights, trade marks, secret processes, designs, goodwill and concessions), and other rights of whatever kind, real or heritable and personal or moveable or any of them; and to hold, exercise, develop, improve, sell, lease, hire, exchange, mortgage, alter, pledge or otherwise deal with or dispose of same.

3.12	To pay all preliminary expenses of the Company and of any company promoted or formed by the Company or of any company in which the Company or its shareholders is or are or may competently be interested.

3.13	To provide all requisite accommodation and facilities for the purposes of the Company.

3.14	To purchase, lease, or otherwise acquire or undertake the whole or any parts of the business, undertaking, property and liabilities of any person or company carrying on or authorised to carry on any business which the Company is authorised to carry on or which may be conducted so as directly or indirectly to benefit the Company or possessed of any property suitable for the purposes of the Company, or the stock, shares and debentures or other interest of or in any such company, or to amalgamate with any such company, and for the purpose of such amalgamation to transfer the undertaking of the Company to the company or companies with which it is being amalgamated or to accept the transfer to the Company of the undertaking of any such company or part thereof.

3.15	To pay for any purchase or acquisition in cash or by annual, perpetual or terminable payments, redeemable or irredeemable, or by bills of the Company, or by shares of the Company of any class, and whether fully paid up or partly paid up, or by debentures, debenture stock or other securities or acknowledgments of the Company or one or more of them or part of the one and part of the other or others or in any other way.

3.16	To borrow or raise or secure the payment of money for the purposes of the business of the Company in such manner as the Company or its directors may think fit, and to issue bonds, debentures and debenture stock or other obligations or securities whether charged or not charged on the whole or any part of the property (present and future) assets or revenue of the Company, or its uncalled capital or by mortgage, pledge, conveyance, bond, assignment or assignation in security or other obligations of the Company, and to redeem, purchase or pay off such securities.

3.17	To draw, make, accept, execute, endorse, negotiate, discount, issue and deal in promissory notes, bills of exchange, drafts, warrants, cheques, mandates, coupons, bills of lading, shipping documents, dock or warehouse warrants and other negotiable or transferable documents.

3.18	To sell, dispose of, or transfer the business or undertaking of the Company, or any branch or part thereof or any property or assets thereof, in consideration of payment in cash or royalties or other perpetual or terminable payments, or in shares (partly or fully paid up) or debentures, debenture stock, or other securities of any other company or in one or other or all of such modes of payment or in such manner and for such consideration as the Company may think fit.

3.19	To promote or concur in promoting any companies for the purpose of acquiring all or any part of the property, rights and liabilities of the Company or for any other purpose which may seem directly or indirectly calculated to benefit the Company.

3.20	To enter into any partnership, arrangement for sharing of profits, union of interests, reciprocal concession or co-operation with any persons, companies or societies carrying on or about to carry on any business or branch of business which the Company is authorised to carry on or any business or transaction capable of being conducted so as directly or indirectly to benefit the Company.

3.21	To adopt such means of making known the business of and the services and facilities provided by the Company and keeping the same before the public as may seem expedient.

3.22	To remunerate any person, association, firm or company for services rendered or to be rendered to the Company or in or about the conduct of the Company’s business, and that by cash payment or by allotment of shares or securities of the Company credited as paid up in full or in part or otherwise.

3.23

To grant pensions, allowances, gratuities and bonuses or other benefits or any share or interest in the profits of the Company’s business or any part thereof and generally, so far as is lawful, to make voluntary or ex gratia payments either in money or moneysworth to directors or former directors or employees or ex-employees of the Company, or of any subsidiary, allied or associated company, or of any company or business which is acquired by the Company, or to the widows or children or other dependants of such person, and to make or enter into arrangements for the provision or policies of life assurance or to purchase annuities for any such persons or otherwise to provide for them, and to establish and support or aid in the establishment or support of hospitals, dispensaries, places of recreation, institutions, clubs or organisations, calculated to benefit persons employed by the Company, and to support and subscribe and guarantee money to any public trade, charitable, educational, religious or other objector to any exhibitions or exposition calculated to advance the interest of the Company or the persons employed by the Company or its predecessors in business or any associated or subsidiary company.

3.24	To distribute any of the property and assets of the Company among the members in specie (and, in particular, any shares, stocks, debentures or securities of other companies which belong to the Company or of which the Company has the right to dispose) but so that no distribution amounting to a reduction of capital be made except with the sanction (if any) for the time being required by law.

3.25	To obtain or assist in obtaining any Provisional Order or Act of Parliament or other necessary authority or sanction for enabling the Company to carry any of its objects into effect; or for effecting any modification of the Company’s constitution; and to assist in procuring alterations in the law; and to oppose any parliamentary or other proceedings which the Company may think adverse to its interest.

3.26	To acquire or obtain from any government or authority, supreme, municipal, local or otherwise, or any corporation, company or person, any charters, rights, privileges and concessions which may be conducive to any of the objects of the Company, and to accept, make payments under, carry out, exercise and comply with any such charters, rights, privileges and concessions.

3.27	To procure the Company to be registered or established or authorised to do business in any part of the world.

3.28	To carry on any other business which may seem to the Company capable of being conveniently carried on in connection with the above or calculated directly or indirectly to enhance the value of or render profitable any of the Company’s property or rights or which it may be deemed advisable to undertake with a view to development, rendering valuable, prospecting or turning to account any property, heritable or moveable, real or personal, belonging to the Company, or in which the Company may be interested.

3.29	To do all or any of the above things in any part of the world, and either as principals, agents, trustees or contractors, and either alone or in conjunction with others and either by or through agents, subcontractors, trustees or otherwise.

3.30	To do all such other things which are or which the Company may consider to be incidental or conducive to the attainment of the above objects or any of them.

Declaring that the word “company” in this clause, except where used in reference to the Company, shall be deemed to include any person, partnership, or other body of persons, whether incorporated or not incorporated, and whether domiciled in the United Kingdom or elsewhere, and also that the objects expressed in each paragraph of this clause, shall be deemed separate objects and shall (except where otherwise expressed in such paragraph) be in no ways limited or restricted by reference to or inference from the terms of any other paragraph or the name of the Company.

4.	The liability of the members is limited.

5.	The share capital of the Company is Australian $1,000,000, divided into Australian $1,000,000 ordinary shares of Australian $1 each.

WE, the subscribers to this Memorandum of Association wish to be formed into a company in pursuance of this memorandum of association and we agree to take the number of shares in the capital of the Company set opposite our name.

NAME AND ADDRESS OF SUBSCRIBER	NUMBER OF SHARES TAKEN BY SUBSCRIBER

Authorised Signatory for and on behalf of Comlaw Director Limited Madeleine Smith House, 6/7 Blythswood Square, GLASGOW G2 4AD	One

Dated the 5th day of December 1997.

Witness to the above signature:-

Karen Maclachlan Madeleine Smith House, 6/7 Blythswood Square, Glasgow, G2 4AD. Secretary

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